Exhibit 99.2

NEWS RELEASE

BURGER KING WORLDWIDE, INC. (BKW) ANNOUNCES OUTLOOK FOR FIRST QUARTER 2013 RESULTS

Burger King Worldwide, Inc. Expects Adjusted Diluted EPS Growth of More Than 45% to Approximately $0.17; Board

Approves a 20% Increase of Cash Dividend to $0.06 Per Share, and the Initiation of a $200 Million Share Repurchase

Program

MIAMI – April 11, 2013 – Burger King Worldwide, Inc. (NYSE: BKW) today announced its outlook for the first quarter ended March 31, 2013 and enhancements to return capital to shareholders.

The company expects adjusted diluted EPS of approximately $0.171, growing over 45% versus the prior year period. The company expects global comparable sales growth of negative 1.5% for the quarter, reflective of a more challenging environment and the impact of leap day. U.S. and Canada comparable sales growth is expected to be negative 3.0%, due to tougher prior year comparisons, a challenging macroeconomic environment and heightened competitive activity. After negative comparable sales growth early in the quarter, comparable sales growth in both the U.S. and Canada and worldwide was positive in March, as more compelling value offers resonated with consumers.

Underscoring management’s and the Board of Directors’ confidence in the long-term strength of the business and its ability to generate sustainable cash flow, the Board declared a cash dividend of $0.06 per share, a 20% increase from the previous dividend of $0.05 per share declared on February 14, 2013. The dividend is payable on May 15, 2013 to shareholders of record at the close of business on May 1, 2013.

In an effort to have a balanced approach to capital allocation and to return cash to shareholders, the Board authorized the repurchase of up to $200 million of the company’s common stock. The share repurchases will be made in the open market from time to time prior to May 31, 2016, and will be funded from available cash. The amount and timing of the repurchases will be determined by the company’s management. The share repurchases may be suspended or discontinued at any time. Shares of common stock repurchased under the plan will be deposited into treasury and retained for possible future use.

Contacts

Investors

Rahul Ketkar, Investor Relations

(305) 378-7696; investor@whopper.com

Media

Miguel Piedra, Global Communications

(305) 378-7277; mediainquiries@whopper.com

About Burger King Worldwide

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in nearly 13,000 locations serving over 11 million guests daily in 86 countries and territories worldwide. Approximately 97 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

[1]	Adjusted diluted EPS is a non-GAAP number that is calculated consistent with the methodology used in prior quarters.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our expectations regarding comparable sales and adjusted diluted earnings per share for the first quarter 2013; our expectations regarding the long-term strength of the business and the ability of the company to generate sustainable cash flow; and our ability to execute on our share repurchase plan to return cash to our shareholders. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Important factors could cause actual events to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, those risk factors set forth in our filings with the Securities and Exchange Commission. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements as predictions of future events. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.